Exhibit 99.1

              Tupperware Reports First Quarter EPS of 25 Cents,
                  an Increase of 127 Percent From Last Year

    ORLANDO, Fla., April 20 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that net income for the first quarter of 2004 was $14.5 million or 25 cents per share, an increase of 127 percent from 2003.
The 2004 results included two cents from a gain on land development and 12 cents from both lower hedging costs and a positive impact of stronger foreign currencies compared with the first quarter of 2003. First quarter 2003 net income was $6.4 million or 11 cents per share.
    Sales were $296.4 million, a nine percent increase from last year. Excluding the impact of foreign currency, sales were flat compared with prior year.
    "Europe, Latin America and BeautiControl North America had improved operating results," said Rick Goings, Chairman and Chief Executive Officer. "Additionally, we had growth in emerging markets and beauty, indicating good progress on these strategic initiatives," Goings continued.
    The balance sheet improved compared with the first quarter of last year primarily due to a reduction in receivables, which along with increased net income, contributed to a $29 million year-over-year improvement in cash provided by operating activities. The net-debt-to-total capital ratio improved from March 2003 by 13 percentage points to 49 percent.
    Tupperware will conduct a conference call on Wednesday, April 21, 2004, at 10:00 am Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at www.Tupperware.com.

    First Quarter Segment Highlights

    Europe
    Sales were $161.5 million, up 19 percent over last year. Excluding the impact of foreign currency on the comparison, sales were up three percent or $4.8 million due to a sales force and average active sales force size advantage of 15 percent over the first quarter of the prior year. Germany continued to be strong along with Italy, the Netherlands, South Africa and all three of the primary emerging markets, Poland, Russia and Turkey.
    Profit was $36.1 million compared with $29.5 million last year, a 22 percent increase. Excluding a $4.5 million positive foreign currency impact on the comparison, profit improved $2.1 million or six percent.
    The expectation for 2004 remains positive as the sales force and average active sales force size advantage, along with effective promotional and operating cost management, should lead to an increase in sales and profit.

    North America
    Sales were $45.4 million, down 19 percent from last year primarily due to a 24 percent decline from prior year in the average active sales force and the absence of sales to Target. The decline in sales resulted in a loss of $12.5 million in 2004 compared with $7.7 million in the 2003 quarter.
    North America is expected to have a significant loss in 2004. Although the cost savings initiatives announced in 2003 are being realized and further opportunities are being identified, continuing declines in sales and additional investments to refresh the party and opportunity and grow the sales force are a drag on profitability.

    Asia Pacific
    Sales were $42.0 million, up eight percent or $3.0 million from last year, and profit was $0.6 million, down $0.5 million from the prior year.
    Local currency sales declined two percent, and profit in local currency was down $0.8 million compared with last year.
    Many markets in Asia Pacific performed well including Malaysia/Singapore, Australia, China and India. Additionally, both Korea and the Philippines had positive profit comparisons with prior year. Sales in Japan, the largest market in the segment, were down in the first quarter along with Indonesia, but strong efforts are in place to build active sellers in these markets.
    For the full year, Asia Pacific is expected to contribute sales and profit improvements.

    Latin America
    Latin America continued with positive comparisons delivering sales of $22.9 million, up 12 percent or $2.4 million compared with prior year due to improved sales force productivity.
    Profit was $0.7 million, up $2.7 million from prior year. Profit increased more than sales due to lower promotion and distribution expenses along with better capacity utilization.
    Trends have been improving in Mexico as well as Brazil and Venezuela. These improvements lead to an expectation that for the full year there will be an improvement versus 2003 in sales and even more in profit due to prior cost reductions.

    BeautiControl North America
    Sales were $24.6 million, up 18 percent from last year due to total sales force and average active sales force growth of 23 percent.
    The impact of $2.5 million of costs associated with executive retirement and an accrual for legal matters resulted in a loss of $0.5 million.
Excluding these items, profit was up 35 percent.
    The current sales force size advantage bodes well for continuing sales and profit growth in BeautiControl throughout 2004.

    Outlook
    The full-year 2004 outlook for the total company is for mid-single-digit growth in sales. Excluding the positive impact of foreign currency, the expectation is for sales to be about flat with 2003.
    The outlook for earnings per share is raised five cents to $1.28-1.38, reflecting a higher expectation for pending gains on land development, which will increase to eleven to thirteen cents. These gains will be partially offset by six to seven cents related to rationalizing manufacturing. Compared with 2003, the earnings outlook for 2004 includes 15 cents positive impact from foreign currency at March 2004 rates and 18 cents from lower hedging costs.
    For the second quarter of 2004, the outlook for sales is a low-single-digit increase. Excluding the positive impact of foreign currency, sales are expected to decrease low-single-digit.
    Net income and earnings per share for the second quarter are expected to increase significantly primarily due to higher segment profit from Europe and BeautiControl, lower hedging costs and the impact of stronger foreign currencies. Additionally, the second quarter is expected to include the six to seven cents of costs related to rationalizing manufacturing. The combination of these items results in second quarter earnings of between 21 and 23 percent of annual earnings.

    Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in more than 100 countries through its Tupperware brand. In partnership with nearly one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at www.tupperware.com and www.beauticontrol.com.

    Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form
8-K dated April 10, 2001, as filed with the Securities and Exchange
Commission.


                            TUPPERWARE CORPORATION
                       CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)

                                                         13 Weeks Ended
                                                    Mar 27,           Mar 29,
    (In millions, except per share data)             2004              2003

    Net sales                                       $296.4            $271.5
    Cost of products sold                            100.1              89.3
    Gross margin                                     196.3             182.2

    Delivery, sales and administrative expense       176.8             164.8
    Gains on disposal of assets                        1.4                --
    Operating income                                  20.9              17.4

    Interest income                                    0.5               0.6
    Other income                                       0.3                --
    Interest expense                                   3.2               5.0
    Other expense                                       --               4.8

    Income before income taxes                        18.5               8.2
    Provision for income taxes                         4.0               1.8
    Net income                                       $14.5              $6.4

    Net income per common share:

    Basic                                            $0.25             $0.11

    Diluted                                          $0.25             $0.11


                            TUPPERWARE CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)

    (Dollars in millions, except per share)

                                13 Weeks Ended   Reported   Restated  Foreign
                               Mar 27,   Mar 29,    %          %      Exchange
                                2004      2003   Inc (Dec)  Inc (Dec)  Impact

    SALES
      Europe                   $161.5    $135.3     19  %      3 %     $21.4
      Asia Pacific               42.0      39.0      8        (2)        3.9
      Latin America              22.9      20.5     12        12          --
      North America              45.4      55.7    (19)      (19)        0.4
      BeautiControl
       North America             24.6      21.0     18        17          --

                               $296.4    $271.5      9        --       $25.7

    SEGMENT PROFIT (LOSS)
      Europe                    $36.1     $29.5     22         6        $4.5
      Asia Pacific                0.6       1.1    (43)      (54)        0.3
      Latin America               0.7      (2.0)     +         +        (0.2)
      North America             (12.5)     (7.7)   (62)      (61)         --
      BeautiControl
       North America             (0.5)      1.4     --        --          --

                                 24.4      22.3      9        (9)        4.6



    Unallocated expenses         (4.6)     (5.5)   (16)
    Translation hedge              --      (4.2)     +
    Other income                  1.4        --      +
    Interest expense, net        (2.7)     (4.4)   (39)

    Income before taxes          18.5       8.2      +
    Provision for income taxes    4.0       1.8      +

    Net income                  $14.5      $6.4      +

    Net income per common
     share (diluted)            $0.25     $0.11      +

    Average number of shares     58.8      58.4


                            TUPPERWARE CORPORATION
                          CONSOLIDATED BALANCE SHEET
                                    ASSETS
                                 (UNAUDITED)

                                                    Mar. 27,          Dec. 27,
    (In millions)                                     2004              2003

     Cash and cash equivalents                        $39.5             $45.0

     Accounts receivable                              116.7             127.3
       Less allowances for doubtful accounts          (23.6)            (25.2)
                                                       93.1             102.1

     Inventories                                      168.1             160.5
     Deferred income tax benefits                      59.9              59.2
     Non-trade accounts receivable                     34.5              27.1
     Prepaid expenses                                  19.6              17.5
       Total current assets                           414.7             411.4

     Deferred income tax benefits                     144.6             136.8

     Property, plant and equipment                  1,066.2           1,059.3
       Less accumulated depreciation                 (851.7)           (837.9)

                                                      214.5             221.4

     Long-term receivables, net of allowance
      of $28.3 million at March 27, 2004 and
      $26.8 million at December 27, 2003               43.2              45.4
     Goodwill, net of accumulated amortization
      of $1.6 million at March 27, 2004 and
      December 27, 2003                                56.2              56.2

     Other assets                                      23.2              18.7

       Total assets                                  $896.4            $889.9


                            TUPPERWARE CORPORATION
                          CONSOLIDATED BALANCE SHEET
                     LIABILITIES AND SHAREHOLDERS' EQUITY
                                 (UNAUDITED)

     (Dollars in millions, except per               Mar. 27,          Dec. 27,
      share amounts)                                  2004              2003

     Accounts payable                                 $78.2             $86.0
     Short-term borrowings and current
      portion of long-term debt                         3.7               5.6
     Accrued liabilities                              191.7             182.6

       Total current liabilities                      273.6             274.2

     Long-term debt                                   262.3             263.5
     Accrued post-retirement benefit cost              36.6              36.4
     Other liabilities                                 91.0              87.6
     Commitments and contingencies
     Shareholders' equity:
       Preferred stock, $0.01 par value,
        200,000,000 shares authorized; none issued       --                --
       Common stock, $0.01 par value, 600,000,000
        shares authorized; 62,367,289 shares issued     0.6               0.6
       Paid-in Capital                                 24.0              23.1
       Subscription receivable                        (20.2)            (20.6)
       Retained earnings                              530.1             529.0
       Treasury Stock, 3,828,142 shares at
        March 27, 2004 and 3,850,343 shares
        at December 27, 2003 at cost                 (104.7)           (105.5)
       Unearned portion of restricted stock
        issued for future service                      (1.4)             (1.6)
       Accumulated other comprehensive loss          (195.5)           (196.8)

       Total shareholders' equity                     232.9             228.2

       Total liabilities and shareholders' equity    $896.4            $889.9


                            TUPPERWARE CORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (UNAUDITED)

                                                         13 weeks ended
                                                   March 27,         March 29,
    (In millions)                                     2004              2003

    OPERATING ACTIVITIES
      Net income                                      $14.5              $6.4
      Adjustments to reconcile net income to net
       cash provided by operating activities:
        Depreciation and amortization                  12.7              13.5
        (Gain) loss on sale of assets                  (1.1)              0.2
      Changes in assets and liabilities:
        Decrease in accounts receivable                11.4               0.2
        Increase in inventories                        (7.9)             (5.8)
        Decrease in accounts payable and
         accrued liabilities                           (5.6)            (13.9)
        Decrease in income taxes payable               (2.9)             (8.8)
        (Increase) decrease in net
         deferred income taxes                         (7.4)              0.5
        Net cash impact from fair value
         hedge activity                                (0.2)              0.2
        Other, net                                      2.6              (5.2)

        Net cash provided by (used in)
         operating activities                          16.1             (12.7)

    INVESTING ACTIVITIES
      Capital expenditures                             (9.6)             (7.4)
      Proceeds from disposal of property,
       plant & equipment                                2.2               0.2

        Net cash used in investing activities          (7.4)             (7.2)

    FINANCING ACTIVITIES
      Dividend payments to shareholders               (12.9)            (12.8)
      Proceeds from exercise of stock options           0.7                --
      Net (decrease) increase in short-term debt       (2.0)             20.7

        Net cash (used in) provided by
         financing activities                         (14.2)              7.9

    Effect of exchange rate changes on
     cash and cash equivalents                           --              (0.7)

    Net decrease in cash and cash equivalents          (5.5)            (12.7)

    Cash and cash equivalents at
     beginning of period                               45.0              32.6

    Cash and cash equivalents at end of period        $39.5             $19.9


                            TUPPERWARE CORPORATION
                           SUPPLEMENTAL INFORMATION
                        First Quarter Ended March 2004

    Sales Force Statistics (a):
                                                  AVG.
    Segment                     DIST.  % CHG.   ACTIVE  % CHG.   TOTAL  % CHG.
    Europe                        699     --    72,600    15   232,710    15
    Asia Pacific (b)              685     --    38,784    13   304,483   (10)
    Latin America                 186    (11)   53,391   (11)  231,742   (25)
    North America                 361      1    15,450   (24)  101,196   (22)
      Tupperware                1,931          180,225     1   870,131   (11)
    BeautiControl N.A.            n/a    n/a    28,111    23    70,998    23
      Total (b)                 1,931     (1)  208,336     4   941,129    (9)

    (a) As collected by the Company and provided by distributors.
    (b) Sales force statistics in Asia Pacific had evolved to include individuals that are more customers than sellers. These customer members have been reclassified to improve the sales force to sales trends relationship. There is no impact on sales. Prior year amounts reclassified:

                                           From               To
    Asia Pacific
         Sales Force                      453,367           336,643
         Average Active                    37,321            34,429
    Total
         Sales Force                    1,150,076         1,033,352
         Average Active                   203,555           200,663


             UNAUDITED SELECTED FINANCIAL DATA FIRST QUARTER 2004
                                (In millions)

    Cash                       39.5     Net Debt to Capital Ratio         49%
    Net Current Receivables    93.1     Equity                          232.9
    Net Inventory             168.1     Capital Expenditures              9.6
    Short-Term Debt             3.7     Depreciation and Amortization    12.7
    Long-Term Debt            262.3

SOURCE  Tupperware Corporation
    -0-                             04/20/2004
    /CONTACT: Jane Garrard of Tupperware Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com
                http://www.beauticontrol.com /
    (TUP)

CO:  Tupperware Corporation; BeautiControl North America
ST:  Florida
IN:  HOU
SU:  ERN CCA